UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2010

Oracle Corporation

(Exact name of registrant as specified in charter)

Delaware	000-51788	54-2185193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California 94065

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 506-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 12, 2010, Oracle Corporation issued a total of $800 million of short-term promissory notes (the “New CP Notes”) under its $3.0 billion commercial paper program. The maturities of the New CP Notes are between one month and two months. The weighted average yield of the New CP Notes, including issuance costs, is 0.285%.

In addition to the New CP Notes, we also have $281.3 million of short-term promissory notes (the “Existing CP Notes” and together with the New CP Notes, the “CP Notes”) outstanding which were issued in early calendar 2010 pursuant to our commercial paper program. The maturities of the Existing CP Notes are between four months and five months. The weighted average yield of the Existing CP Notes, including issuance costs, is 0.209%.

We have approximately $1.9 billion of capacity remaining under our $3.0 commercial paper program. We reduced the overall capacity of our commercial paper program from $5.0 billion to $3.0 billion after our March 2009 $2.0 billion 364-day revolving credit facility terminated pursuant to its terms in March 2010.

The CP Notes are exempt from registration under the Securities Act of 1933, as amended, are unsecured and rank pari passu with all of our other unsecured and unsubordinated indebtedness. The CP Notes are not redeemable prior to maturity and are not subject to voluntary prepayment.

We expect to use the funds from the New CP Notes, along with our internally available cash, to repay $1.0 billion of floating rate senior notes due May 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Date: May 14, 2010	By:	/s/ Jeff Epstein
	Name:	Jeff Epstein
	Title:	Executive Vice President and Chief Financial Officer